Exhibit 10.5

TERM LOAN AND SECURITY AGREEMENT

This TERM LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of November 30, 2007 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation with a loan production office located at 3979 Freedom Circle, Suite 600, Santa Clara, California 95054 (“SVB”), as agent (the “Agent”) and the Lenders listed on Schedule 1.1 and otherwise party hereto, including without limitation, SVB and GOLD HILL VENTURE LENDING 03, L.P. (“Gold Hill”), and (b) MERU NETWORKS, INC., a Delaware corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP, except as otherwise provided herein. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Term Loan Facility.

(a) Availability. Subject to the terms and conditions of this Agreement, on, or within ten (10) days after, the Effective Date, Lenders agree, severally and not jointly, to make one (1) Term Loan (the “Initial Term Loan”) available to Borrower in an amount of at least Five Million Dollars ($5,000,000.00), according to each Lender’s pro-rata share of the Term Loan based upon the respective Commitment Percentage of each Lender. Thereafter, during the Draw Period, Lenders agree, severally and not jointly, to make additional Term Loans (the “Additional Term Loans”) available to Borrower in an amount up to Fifteen Million Dollars ($15,000,000.00) less the amount of the Initial Term Loan, according to each Lender’s pro rata share of the Term Loan based upon the respective Commitment Percentage of each Lender. For purposes of this section, the minimum amount of each Term Loan is One Million Dollars ($1,000,000.00). After repayment, no Term Loan may be re-borrowed.

(b) Interest Payments. Commencing on the first Payment Date of the month following the month in which each Funding Date occurs (or commencing on the Funding Date if the Funding Date is the first calendar day of the month), Borrower shall make monthly payments of interest at the rate set forth in Section 2.2(a).

(c) Repayment. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, for each Term Loan, Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, as calculated by the Agent based upon: (1) the amount of the Term Loan multiplied by each Lender’s Commitment Percentage, (2) the effective rate of interest, as determined in Section 2.2(a), and (3) a repayment schedule equal to thirty-six (36) months (the “Repayment Period”). All unpaid principal and accrued interest with respect to each Term Loan is due and payable in full on the Term Loan Maturity Date with respect to such Term Loan. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. A Term Loan may only be prepaid in accordance with Sections 2.1.1(d) and 2.1.1(e).

(d) Mandatory Prepayment Upon an Acceleration. If the Term Loans are accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Lenders an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest, (ii) the Prepayment Fee, (iii) the Final Payment, plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Permitted Prepayment of Loans. Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay the Term Loans at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the Prepayment Fee, (C) the Final Payment for each Term Loan, plus (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.2 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.2(b), during the Interest Only Period, the principal amount outstanding for each Term Loan shall accrue interest at the floating per annum rate equal to the greater of (i) three percentage points (3.0%) above the Prime Rate, and (ii) ten and three quarters of one percentage points (10.75%), which interest shall be payable monthly. Subject to Section 2.2(b), during the Repayment Period, the principal amount outstanding for each Term Loan shall accrue interest at a fixed per annum rate equal to the greater of (i) three percentage points (3.0%) above the Prime Rate, and (ii) ten and three quarters of one percentage points (10.75%), which shall be determined by Agent as of the Amortization Date.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five (5) percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lenders and/or Agent.

(c) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d) Debit of Accounts. Agent may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lenders when due. These debits shall not constitute a set-off.

(e) Payments. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.3 Fees. Borrower shall pay to Agent:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of Seventy-Five Thousand Dollars ($75,000.00), on the Effective Date;

(b) Prepayment Fee. The Prepayment Fee, when due hereunder. Notwithstanding the foregoing, the Prepayment Fee shall not be due and payable if (A) the prepayment is made concurrently with or following the consummation of a Liquidity Event (as defined below), (B) in connection with such Liquidity Event, the Warrant Condition is met;

(c) Final Payment. The Final Payment, when due hereunder;

(d) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due; and

(e) Prepayment Fee Refund. In the event the Lenders collect the Prepayment Fee from the Borrower in connection with a Liquidity Event and it is subsequently determined that the Warrant Condition was satisfied, the Lenders will promptly refund the Prepayment Fee to the Borrower.

2.4 Additional Costs. If any new law or regulation increases Agent’s and or Lender’s costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before sixty (60) days prior to the date Agent notifies Borrower of such increased costs. Agent and/or Lenders agree that they shall allocate any increased costs among their customers similarly affected in good faith and in a manner consistent with Agent’s and/or Lender’s customary practice. Notwithstanding any term or condition contained in this Agreement or the other Loan Documents to the contrary, if Borrower prepays the Term Loans pursuant to Section 2.1.1(e) within one hundred eighty (180) days after Agent or Lender requires Borrower to pay any amounts under this Section 2.4, the amount of the Prepayment Fee shall be reduced by the amount of any such payments under this Section.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Lenders’ obligation to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a) Duly executed original signatures to the Loan Documents to which it is a party;

(b) Duly executed original signatures to the Control Agreement[s];

(c) Duly executed signatures to the VCOC Letter;

(d) Duly executed signatures Right to Invest Letter;

(e) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(f) Duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(g) Certified copies, dated as of a recent date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released.

(h) Borrower shall have delivered a landlord’s consent executed in favor of Agent;

(i) Borrower shall have delivered a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(j) Borrower shall have delivered a copy of its Registration Rights Agreement and/or Investors’ Rights Agreement, as applicable, and any amendments thereto;

(k) Borrower shall have delivered evidence satisfactory to Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Lenders; and

(l) Borrower shall have paid the fees and Lenders’ Expenses then due as specified in Section 2.3 hereof.

3.2 Conditions Precedent to all Credit Extensions. Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Agent’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower must notify Agent by facsimile or telephone by 12:00 p.m. Eastern time ten (10) Business Days prior to the date the Term Loan is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Agent a completed Payment/Advance Form. On the Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower’s deposit account, an amount equal to its Commitment Percentage multiplied by the amount of the Term Loan. Each Lender may make Term Loans under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Term Loans are necessary to meet Obligations which have become due. Each Lender may rely on any telephone notice given by a person whom such Lender believes is a Responsible Officer or designee.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants to Agent, for the ratable benefit of Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of Lenders, and to each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Agent and/or Lenders’ Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of Lenders, and to each Lender, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

If this Agreement is terminated, Agent’s and Lenders’ Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Agent’s and Lenders’ obligation to make Credit Extensions has terminated, Agent shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and Lenders’ interest or rights hereunder, which financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion, and may include a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lenders under the Code.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing and in good standing as a Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. Borrower has delivered to Agent a completed Perfection Certificate. Borrower represents and warrants to Agent and each Lender that: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or approval from any Governmental Authority (except such approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Agent, the deposit accounts, if any, described in the Perfection Certificate delivered to Agent and Lenders in connection herewith, or of which Borrower has given Agent notice and taken such actions as are necessary to give Lenders a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse), except for Inventory in the United States, held by Extron, 47550 Kato Rd., Fremont, CA 94538 (the “U.S. Fulfillment Center”), and Inventory outside the United States held by a foreign fulfillment center, which Borrower shall identify by written notice to Agent within 30 days after the date it is selected by Borrower (the “Non-U.S. Fulfillment Center”). Within 60 days after the date hereof, Borrower shall cause the U.S. Fulfillment Center and the Non-U.S. Fulfillment Center to execute and deliver a Bailee Agreement in the form previously provided by Hank to Borrower.

Except as hereafter disclosed to Agent in writing by Borrower, and other than Collateral which by its very nature is intended to be used at places other than the Borrowers place of business (such as manufacturing test equipment, laptop computers, marketing materials, cell phones, and the like), none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate.

In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Agent and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Lenders, provided that such consent and acknowledgement shall not be required with respect to (i) Collateral having an aggregate value, for all locations in the United States, not exceeding the Threshold Amount, or (ii) Collateral having an aggregate value, for all locations outside the United States, not exceeding $500,000.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of its Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business, and except for licenses granted to the Borrower by third parties. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim is not reasonably expected to cause a Material Adverse Change.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any license or other agreement with respect to which Borrower is licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Agent within thirty (30) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Agent and Lenders to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Agent if Agent determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

5.3 Litigation. Except for the Previously Disclosed Matter, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers or legal counsel, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4 No Material Deterioration in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of’ operations (it being recognized and agreed that, as to such financial statements which are unaudited, certain adjustments may in the future be necessary to bring the financials into conformity with generally acceptable accounting principles). There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent.

5.5 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary have timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.7 Subsidiaries; Investments. Borrower does not have any Subsidiaries, other than Meru Networks India Pvt. Ltd., an Indian company, Meru Networks International, Inc., a Delaware corporation, and Meru Networks Japan KK, a Japanese company and other Subsidiaries organized with the prior written consent of Agent, and does not own any stock, partnership interest or other equity securities in any other Person, except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Agent that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6. AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Agent: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement (prepared under GAAP except as provided in the footnotes to such consolidated balance sheet and income statement) covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Agent; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion; (iii) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries in excess of the Threshold Amount; (iv) annually, thirty (30) days prior to Borrower’s fiscal year end, Board approved audited financial projections for the subsequent fiscal year commensurate with those provided to venture capital investors and any material changes thereto; and (v) budgets, sales projections, operating plans and other financial information reasonably requested by Agent.

(b) Within thirty (30) days after the last day of each month, deliver to Agent with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Agent of all returns, recoveries, disputes and claims that involve more than the Threshold Amount.

6.4 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.8 hereof) and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Borrower shall at all times insure all of the tangible personal property Collateral and catty such other business insurance, with insurers reasonably acceptable to Agent, in such form and amounts as Agent may reasonably require and that are customary and in accordance with standard practices for Borrowers industry and locations, and Borrower shall provide evidence of such insurance to Agent. All such insurance policies shall name Agent as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Agent. Upon receipt of the proceeds of any such insurance insuring tangible personal property, Agent shall apply such proceeds in reduction of the Obligations as Agent shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing. Agent shall release to Borrower insurance proceeds with respect to Equipment totaling less than $200,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Agent may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Agent may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Agent copies of all material reports made to insurance companies: Notwithstanding the foregoing or anything to the contrary contained herein, Borrower may, so long as no Event of Default has occurred and is continuing, settle any claims under any business interruption insurance (except to the extent that the same covers damages to tangible personal property) and receive (without any obligation to repay the Credit Extensions) proceeds thereof, so long as such proceeds are deposited in an investments account for which Agent has a control agreement as required hereunder.

6.6 Accounts.

(a) Maintain its and its Subsidiaries’ primary depository and operating accounts and securities and investment accounts with Agent.

(b) Borrower shall obtain Agent’s prior written consent to open any deposit or securities account opened by Borrower with any institution other than Agent. In addition, for each such account that Borrower or Guarantor at any time opens or maintains, Borrower shall, at Agent’s request and option, pursuant to an agreement in form and substance acceptable to Agent, cause the depository bank or securities intermediary to agree that such account is the collateral of Agent and Lenders pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such.

6.7 Intellectual Property Rights. Borrower shall: (a) take reasonable steps to protect, defend and maintain the validity and enforceability of its intellectual property (b) promptly advise Agent in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned forfeited or dedicated to the public without Agent’s written consent, which will not be unreasonably withheld. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Agent with written notice of such registration together with a copy of the application it filed with the United States Copyright Office (excluding exhibits thereto) within 30 days after the filing of the same, on the Borrower’s monthly Compliance Certificate; (y) execute an intellectual property security agreement or such other documents as Agent may reasonably request to maintain the perfection arid priority of Lenders’ security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (a) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Agent a copy of the application(s) filed with the United States Copyright Office together with evidence of the recording of the intellectual property security agreement necessary for Lenders to maintain the perfection and priority of their security interest in such copyrights or mask works, Borrower shall provide written notice to Agent of any application filed by Borrower in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days after any such filing.

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent and/or any Lender with respect to any Collateral or relating to Borrower.

6.9 Further Assurances. Execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s and Lenders’ security interest in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

Borrower shall not do any of the following without Agent’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) Transfers consisting of non-exclusive licenses in the ordinary course of business.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve: or (c) permit a change in the record or beneficial ownership of an aggregate of more than 50% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof (other than by the issuance of Borrower’s equity securities (i) in a public offering or (ii) to venture capital investors so long as Borrower identifies to Agent the venture capital investors prior to the closing of the transaction, or (iii) as a result of the issuance or exercise of stock options or other rights to acquire equip’ securities of the Company issued for equity incentive compensation purposes to officers, directors or employees of the Borrower). Borrower shall not, without at least ten (10) Business Days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain assets and property of Borrower with an aggregate value of less than $200,000), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number assigned by its jurisdiction of organization. In the event Borrower requests the Lenders’ consent to a transaction which is not permitted by Section 7.2(c) above, and Lenders, after a reasonable amount of time to review the same, decline to consent, then, in connection with such transaction, Borrower may terminate this Agreement without payment of the Prepayment Fee.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for (i) a merger of a Subsidiary of Borrower into another Subsidiary of Borrower or into Borrower, and (ii) a merger where: (a) the total consideration, including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed $1,000,000 in any fiscal year of Borrower; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the merger or the transaction related to the merger; (c) there is no materials change to Borrower’s business; (d) Borrower is the surviving legal entity in the merger or if Borrower is not the surviving legal entity, (i) the beneficial owners of at least 50% or more the combined voting power of the surviving entity were beneficial owners of Borrower immediately prior to the transaction, or (ii) at least a majority of the Board of Directors of the surviving entity were directors of the Borrower immediately prior to the transaction or are by rights able to be appointed as directors by persons who were beneficial owners of the Borrower immediately prior to the transaction, and (iii) such surviving legal entity will be bound to, in all respects and with the same force and effect, this Agreement, each Loan Document and the Obligations, and (iv) such surviving legal entity takes all actions to effect the requirements of the preceding clause (iii); and (e) the merger does not result in an increase in the credit risk to Lenders, in its reasonable discretion (and in determining whether the proposed merger would result in an increased credit risk, Lenders may consider, among other things, changes in Borrower’s management team, employee base, access to equity markets, venture capital supports, financial position and/or disposition of intellectual property rights which may reasonably be anticipated as a results of the transaction). In the event Borrower requests Lenders’ consent to a merger, consolidation or acquisition which is not permitted by this Section 7.3 and Lenders, after a reasonable amount of time to review the same, declines to consent, then, in connection with such merger, consolidation or acquisition, Borrower may terminate this Agreement without payment of the Prepayment Fee.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent and Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Directly or indirectly acquire or own any Person or make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former officers, directors, employees or consultants pursuant to stock repurchase agreements so long as no Default or Event of Default has occurred and is continuing at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate $200,000 per fiscal year.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Agent and/or Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA or permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within five (5) Business Days after such Obligations are due and payable (which five (5) Business Day grace period will not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2 or 6.6, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Agent or Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Agent or Agent’s Affiliate, or any entity under the control of Agent (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; (d) a judgment or other claim in excess of $50,000 becomes a Lien on any portion of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower within ten days after the date such events occur (but no Credit Extensions shall be made during the cure period);

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. If there is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000.00) or that could result in a Material Adverse Change with respect to Borrower or any Guarantor; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Agent receiving written notice from the party asserting such default of such cure or waiver of the delimit wider such other agreement, if at the time of such cure or waiver under such other agreement (a) Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Agent be materially less advantageous to Borrower or any Guarantor;

8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000.00) (not covered by independent third-party insurance as to which liability has been accepted by the insurance carrier) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or Lenders or to induce Agent and/or Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Agent and/or Lenders, or any creditor that has signed such an agreement with Agent and/or Lenders breaches any terms of such agreement;

8.10 Working Capital Loan Agreement. The occurrence of an Event of Default (as defined in the Working Capital Loan Agreement) under the Working Capital Loan Agreement.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent and/or Lenders);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or Lenders;

(c) demand that Borrower (i) deposits cash with Agent in an amount equal to the aggregate amount of any letters of credit that are outstanding but undrawn, as collateral security for the repayment of any future drawings under such letters of credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any letters of credit;

(d) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent’s and Lenders’ security interest in such hinds, and verify the amount of such account. Borrower shall collect all payments in trust for Agent and Lenders and, if requested by Agent, immediately deliver the payments to Agent in the form received from the Account Debtor, with proper endorsements for deposit;

(e) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(f) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Agent or Lenders owing to or for the credit or the account of Borrower;

(g) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lenders’ benefit;

(h) place a “hold” on any account maintained with Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i) demand and receive possession of Borrower’s Books; and

(j) exercise all rights and remedies available to Agent and/or Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent for the benefit of Lenders or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s and Lenders’ security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent and Lenders are under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Agent’s and Lenders’ obligation to provide Credit Extensions terminates.

9.3 Accounts Verification; Collection. Whether or not an Event of Default has occurred and is continuing, Agent may notify any Person owing Borrower money of Agent’s and Lenders’ security interest in such funds and verify the amount of such account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Agent and Lenders, and, if requested by Agent, Borrower shall immediately deliver such receipts to Agent for the benefit of Lenders in the form received from the Account Debtor, with proper endorsements for deposit.

9.4 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest applicable rate charged by Agent, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time• thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s or any Lender’s waiver of any Event of Default.

9.5 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Agent and Lenders shall apply any funds in their possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Lenders’ Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agent and Lenders in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and Lenders for any deficiency. If an Event of Default has occurred and is continuing, Agent and Lenders may apply any funds in their possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and Lenders for any deficiency. If Agent and/or Lenders, in their good faith business judgment, directly or indirectly enter into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent and each Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.6 Agent’s and Lenders’ Liability for Collateral. So long as Agent and Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent and Lenders, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.7 No Waiver; Remedies Cumulative. Agent’s and/or any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent and/or Lenders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Agent and each Lender and then is only effective for the specific instance and purpose for which it is given. Agent’s and Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and Lenders have all rights and remedies provided under the Code, by law, or in equity. Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Either Lender, Agent, or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	MERU NETWORKS, INC. 894 Ross Drive Sunnyvale, California 94089 Attn: Mr. Paul Chopra Fax: Email:

If to Agent or SVB:	Silicon Valley Bank 3979 Freedom Circle, Suite 600 Santa Clara, California 95054 Attn: Ms. Jean Lee Fax: (408) 654-5517 Email: jlee@svb.com

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: Charles W. Stavros, Esquire Fax: (617) 880-3441 Email: cstavros@riemerlaw.com

If to Gold Hill:	Gold Hill Venture Lending 03, L.P. One Almaden Boulevard, Suite 630 San Jose CA 95113 Attn: Glenn Marasigan Fax: (408) 200-7841 gmarasian @ goldhillcapital.com

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER. AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Lenders, and Agent each submit to the exclusive jurisdiction of the State and Federal courts in California. NOTWITHSTANDING THE FOREGOING, AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE AGENT’S OR LENDERS’ RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, LENDERS, AND AGENT EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s discretion). Lenders and Agent have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Agent’s and! Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Agent and Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Lenders and/or Agent from, following, or arising from transactions between Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Lenders’ and/or Agent’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by Agent, Lenders and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8 Confidentiality. In handling any confidential information, Agent and Lenders shall exercise the same degree of care that they exercise for their own proprietary information, but disclosure of information may be made: (a) to Agent’s and Lenders’ Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Agent and Lenders shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s and Lenders’ regulators or as otherwise required in connection with Agent’s and Lenders’ examination or audit; and (e) as Agent considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Agent’s and/or Lenders’ possession when disclosed to Agent and/or Lenders, or becomes part of the public domain after disclosure to Agent and/or Lenders; or (ii) is disclosed to Agent and/or Lenders by a third party, if Agent and/or Lenders does not know that the third party is prohibited from disclosing the information.

12.9 Right of Set Off. Borrower hereby grants to Agent for the ratable benefit of Lenders, and to each Lender, a lien, security interest and right of set off as security for all Obligations to Agent and each Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including an Agent subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or Lenders, as appropriate, may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Agent and/or Lenders arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Confirmations and Ratifications by Borrower. (a) Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Representations and Warranties dated as of January 9, 2007, delivered by Borrower to Agent (the “Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Agent in the Perfection Certificate have not changed as of the date of this Agreement, except that Borrower has an additional subsidiary, Meru Networks International, Inc., a Delaware corporation, and (b) Borrower hereby: (i) ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of January 29, 2007 between Borrower and Agent (“IP Agreement”), (ii) acknowledges, confirms and agrees that the IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the IP Agreement and shall remain in full force and effect, (iii) confirms that the security interest granted therein by Borrower secures, among other things, the prompt and complete payment and performance of the Obligations.

13. DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Additional Term Loans” is defined in Section 2.1.1(a).

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” means, SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is: (a) for the Initial Term Loan, July 1, 2008, and (b) for the Additional Term Loans, (i) July 1, 2009, in the event that Borrower achieves at least seventy-five percent (75%) of its revenue plan through June 30, 2008, and (ii) July 1, 2008, in the event that Borrower fails to achieve at least seventy-five percent (75%) of its revenue plan through June 30, 2008.

“Board” means Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Agent is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Agent’s certificates of deposit issued maturing no more than one (1) year after issue, and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s and Lenders’ Lien on any Collateral is governed by the Uniform

Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment” is the outstanding amount of Obligations based on each Lender’s Commitment Percentage.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Term Loan, or any other extension of credit by Lenders for Borrower’s benefit.

“Default” is any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300345156 (routing number 121140399), maintained with Agent.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Draw Period” is the period of time from the Effective Date through the earliest to occur of (a) June 30, 2008, and (b) an Event of Default.

“Effective Date” is defined in the preamble of this Agreement.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Final Payment” is, with respect to each Term Loan, a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier of (a) the Term Loan Maturity Date for such Term Loan, or (b) the acceleration of such Term Loan, equal to the amount of such Term Loan multiplied by the Final Payment Percentage.

“Final Payment Percentage” is, for each Term Loan, two percent (2.0%).

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Gold Hill” is defined in the preamble hereof.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Initial Term Loan” is defined in Section 2.1.1(a).

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Only Period” shall mean the period of time commencing on the Funding Date of a Term Loan and ending on the day immediately preceding the applicable Amortization Date.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is defined in Section 12.11.

“Lender” is any one of the Lenders.

“Lenders” shall mean the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Agent and Lenders for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Event” means (i) the Borrower’s initial public offering and sale of its securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) the sale by Borrower of all or substantially all of its assets to an unaffiliated purchaser, (iii) the merger of the Borrower with an unaffihiated entity where the holders of the Borrowers outstanding capital stock entitled to vote as of immediately prior to the consummation of such merger do not own at least a majority of the outstanding capital stock or other equity interests entitled to vote as of immediately following the consummation of such merger, or (iv) any transaction or series of related transactions pursuant to which the holders of the Borrower’s outstanding capital stock entitled to vote sell or otherwise transfer shares representing a majority of the outstanding combined voting power of the Borrower to one or more unaffiliated persons or entities.

“Loan Documents” are, collectively, this Agreement, the Working Capital Loan Agreement, the Warrant, the Perfection Certificate, the IP Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower or any Guarantor and/or for the benefit of Agent and/or Lenders in connection with this Agreement, all as amended, restated, or otherwise modified.

“Marketable Securities” means securities of a class and series then listed for trading on a national securities exchange or quoted for trading on a national inter-dealer quotation system and which the holder of the Warrant could re-sell in their entirety without contractual or other restriction in the three (3) month period immediately following the closing of the Sale Transaction either pursuant to an effective registration statement under the Securities Act of 1933, as amended or pursuant to Rule 144 promulgated thereunder.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of any Lender’s or Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lenders’ Expenses, the Final Payment, the Prepayment Fee, and other amounts Borrower owes Agent and/or Lenders now or later, whether under this Agreement, the Loan Documents, the Working Capital Loan Agreement, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent and/or Lenders, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Payment Date” is the first calendar day of each month.

“Perfection Certificate” is defined in Section 12.11.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Agent and/or Lenders under this Agreement or the Loan Documents;

(b) Subordinated Debt;

(c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(e) Indebtedness secured by Permitted Liens; and

(f) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (t) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Lenders have a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments of Subsidiaries in Borrower and Investments by Borrower in Subsidiaries, provided that Borrower’s Investments in Subsidiaries shall not exceed the lesser of ($4,500,000 for fiscal year 2007, $5,850,000 for fiscal year 2008, plus 20% per annum thereafter), or (ii) an amount reasonably necessary to fund current operating expenses of such Subsidiaries (taking into account the income and assets of such Subsidiaries);

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to In vestments of Borrower in any Subsidiary.

“Permitted Liens” are;

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Lenders’ Liens;

(c) purchase money Liens (i) on Equipment acquired after the date hereof by Borrower incurred for financing the acquisition of the Equipment securing no more than $1,000,000 in the aggregate amount outstanding or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Lenders’ Lien and the aggregate amount of such Liens does not at any time exceed $50,000;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Lenders’ Liens and the aggregate amount of the indebtedness secured by such Liens does not at any time exceed $50,000;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the. ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lenders a security’ interest;

(h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business; and

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be an amount equal to:

(i) for a prepayment made on or after the Effective Date but on or prior to the date which is twelve (12) months after the Amortization Date, three percent (3.0%) of the principal amount of the Terms Loans advanced;

(ii) for a prepayment made after the date which is twelve (12) months after the Amortization Date, but on or prior to the date which is twenty-four (24) months after the Amortization Date, two percent (2.0%) of the principal amount of the Terms Loans advanced; and

(iii) for a prepayment made after the date which is twenty-four (24) months after the Amortization Date, but prior to the Term Loan Maturity Date, one percent (1.0%) of the principal amount of the Terms Loans advanced.

“Previously Disclosed Matter” is that certain case entitled Ujjal Kohli v. Neocarta Ventures LLP, et al., Santa Clara Superior Court, Case No. 1 07 CV 092847, filed in August 2007 by a shareholder of the Borrower against the Borrower and several of its directors and shareholders alleging breach of fiduciary duty and fraud relating to the Series B-l preferred stock financing of the Borrower completed in June 2005.

“Prime Rate” is Agent’s most recently announced “prime rate,” even if it is not Agent’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Repayment Period” is defined in Section 2.1.1(c).

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Sale Transaction” is defined in Section 2.3(b).

“Schedule” is any attached schedule of exceptions.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Agent and Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and Lenders entered into among Agent, Lenders and the other creditor), on terms acceptable to Agent and Lenders.

“Subsidiary” is, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“SVB” is defined in the preamble hereof.

“Term Loan” is, collectively, the Initial Term Loan and Additional Term Loans.

“Term Loan Maturity Date” is, for each Term Loan, the date which is thirty-five (35) months after the Amortization Date with respect to such Term Loan.

“Threshold Amount” means $200,000.

“Transfer” is defined in Section 7.1.

“Warrant” is, collectively, (a) that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of SVB, and (b) that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of Gold Hill.

“Warrant Condition” means the satisfaction of all of the following conditions: (x) the market value of one Share (as defined in the Warrant) as of immediately following the closing of the Liquidity Event is not less than four (4) times the then-effective Warrant Price (as defined in the Warrant) (the “Required Warrant Value”), and (y) the holder of the Warrant could have received (based on the average of the closing prices of the Borrower’s Common Stock over a thirty (30) day period), at any time following the closing of the Liquidity Event but prior to such holder’s exercise of the Warrant, cash consideration in respect of a sale of the Warrant or the Shares equal to at least the aggregate Required Warrant Value in respect of all Shares, pursuant to a sale of such Shares (or the Warrant) under an effective registration statement under the Securities Act of 1933, as amended (the “Act”) or pursuant to Rule 144 promulgated thereunder or other applicable exemption from registration under the Act.

“Required Warrant Value” is defined in the definition of “Warrant Condition.”

“Working Capital Loan Agreement” is that certain Loan and Security Agreement between Borrower and SVB dated as of January 29, 2007, as may be amended from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MERU NETWORKS, INC.

By:	/s/ Ihab Abu-Hakima

Name:	Ihab Abu-Hakima

Title:	CEO

LENDERS:

SILICON VALLEY BANK, as Agent and as a LENDER

By:	/s/ Jean Lee

Name:	Jean Lee

Title:	Relationship Manager

GOLD HILL VENTURE LENDING 03, L.P., as LENDER

By:	GOLD HILL VENTURE LENDING PARTNERS 03, LLC, as General Partner

By:	/s/ Sean Lynden

Name:	Sean Lynden

Title:	Partner

[Signature page to Loan and Security Agreement]

Schedule 1.1

Lenders and Commitments

Lender	Commitment	Commitment Percentage
Silicon Valley Bank	$3,000,000.00	20.00%

Gold Hill Venture Lending 03, L.P.	$12,000,000.00	80.00%

TOTAL	$15,000,000.00	100.00%

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables) Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B

Loan Payment/Advance Request Form

Deadline for same day processing is 12:00 E.S.T.

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Term Loan $15,000,000

All Borrower’s representation and warranties in the Term Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature: /s/ Ihab Abu-Hakima	Phone Number: 408-215-5321

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK, as Agent	Date:

FROM:	MERU NETWORKS, INC.

The undersigned authorized officer of MERU NETWORKS, INC. (“Borrower”) certifies that under the terms and conditions of the Term Loan and Security Agreement among Borrower, Lenders and Agent (the “Agreement”), (1) Borrower is in complete compliance for the period ending             with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited)	FYE within 180 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

Board Approved Resolutions	Annually, at least 30 days prior to FYE	Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

MERU NETWORKS, INC. BANK USE ONLY	BANK USE ONLY

By:	Received by:
Name:		AUTHORIZED SIGNER
Title:
Date:

Verified:
AUTHORIZED SIGNER
Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of November 30, 2007, by and between SILICON VALLEY BANK, a California corporation with a loan production office located at 3979 Freedom Circle, Suite 600, Santa Clara, California 95054 (“Bank”) and MERU NETWORKS, INC., a Delaware corporation with its chief executive office located at 1309 S. Mary Avenue, Sunnyvale, California 94087 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of January 29, 2007, evidenced by, among other documents, a certain Loan and Security Agreement dated as of January 29, 2007, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANCE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting the following Section 2.1.5 thereof, entitled “Overall Aggregate Sublimit”:

“2.1.5 Overall Aggregate Sublimit. In no event shall the total amount of (i) outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and (ii) the FX Reserve, and (iii) the amount of the Availability Amount utilized for Cash Management Services, at any time exceed $2,000,000 in the aggregate (the “Overall Sublimit”).”

and inserting in lieu thereof the following:

“2.1.5 Overall Aggregate Sublimit. In no event shall the total amount of (i) outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and (ii) the FX Reserve, and (iii) the amount of the Availability Amount utilized for Cash Management Services, at any time exceed $5,000,000 in the aggregate (the “Overall Sublimit”).”

2.	The Loan Agreement shall be amended by deleting the following text appearing in Section 5.2 thereof, entitled “Collateral”:

“Except as hereafter disclosed to Bank in writing by Borrower, and other than Collateral which by its very nature is intended to be used at places other than the Borrower’s place of business (such as laptop computers, marketing materials, cell phones, and the like), none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate.”

and inserting in lieu thereof the following:

“Except as hereafter disclosed to Bank in writing by Borrower, and other than Collateral which by its very nature is intended to be used at places other than the Borrower’s place of business (such as manufacturing test equipment, laptop computers, marketing materials, cell phones, and the like), none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate.”

3.	The Loan Agreement shall be amended by deleting Section 2.1.6(d) thereof, entitled “Term Loan Reserve,” and inserting in lieu thereof the following new Section 2.1.6(d):

“(d) Term Loan Reserve. ‘Term Loan Reserve” shall mean an amount equal to the entire unpaid principal balance of the Term Loan outstanding from time to time.”

4.	The Loan Agreement shall be amended by deleting the following Section 2.3(a)(i) thereof, entitled “Advances”:

“(i) Advances. Subject to Section 2.3(b), the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the “Prime Rate” in effect from time to time plus 0.75% per annum; provided that if the Quick Ratio Test is not met, the interest rate applicable to the Obligations shall be a per annum rate equal to the “Prime Rate” in effect from time to time, plus 1.50% per annum. Changes in the interest rate based on whether or not the Quick Ratio lest is met shall go into effect as of the first day of the month closest to the date Borrower’s financial statements, which show whether or not the Quick Ratio Test is met, are due, even if the delivery of the financial statements is delayed.”

and inserting in lieu thereof the following:

“(i) Advances. Subject to Section 2.3(b), the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the greater of: (a) the “Prime Rate” in effect from time to time plus 1.00% per annum, and (b) eight and one half of one percent (8.50%); provided that if the Quick Ratio Test is not met, the interest rate applicable to the Obligations shall be a per annum rate equal to the greater of: (a) the “Prime Rate” in effect from time to time plus 2.00% per annum, and (b) nine and one half of one percent (9.50%). Changes in the interest rate based on whether or not the Quick Ratio lest is met shall go into effect as of the first day of the month closest to the date Borrower’s financial statements, which show whether or not the Quick Ratio Test is met, are due, even if the delivery of the financial statements is delayed.”

5.	The Loan Agreement shall be amended by inserting the following new Section 2.3(h) immediately following Section 2.3(g) thereof:

“(h) Minimum Monthly Interest. In the event the aggregate amount of interest earned by Bank in any calendar month (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) is less than interest calculated based upon $2,000,000 outstanding under the Revolving Line with respect to each month (the “Minimum Monthly Interest”), Borrower shall pay Bank an amount, payable on the last day of such month, in an amount equal to the (i) Minimum Monthly Interest minus (ii) the aggregate amount of all interest earned by Bank (exclusive of any unused line fees, or any other fees and charges hereunder) in such month.”

6.	The Loan Agreement shall be amended by deleting the following Section 5.7 thereof, entitled “Subsidiaries; Investments”:

“5.7 Subsidiaries; Investments. Borrower does not have any Subsidiaries, other than Meru Networks India Pvt. Ltd., an Indian company, and Meru Networks Japan KK, a Japanese company and other Subsidiaries organized with the prior written consent of Bank, and does not own any stock, partnership interest or other equity securities in any other Person, except for Permitted Investments.”

and inserting in lieu thereof the following new Section 6.9:

“5.7 Subsidiaries; Investments. Borrower does not have any Subsidiaries, other than Meru Networks India Pvt. Ltd., an Indian company, Meru Networks International, Inc., a Delaware corporation, and Meru Networks Japan KK, a Japanese company and other Subsidiaries organized with the prior written consent of Bank, and does not own any stock, partnership interest or other equity securities in any other Person, except for Permitted Investments.”

7.	The Loan Agreement shall be amended by deleting Section 6.9 thereof, entitled “Financial Covenants,” and inserting in lieu thereof the following new Section 6.9:

“6.9 Financial Covenants. Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis:

(a) Minimum Bookings. As of the last day of each quarter set forth below, achieve Bookings, of not less than the following amounts:

Period	Minimum Bookings
January 1, 2008 through March 31, 2008	$15,000,000.00
April 1, 2008 through June 30, 2008	$17,000,000.00
July 1, 2008 through September 30, 2008	$20,000,000.00
October 1, 2008 through December 31, 2008	$24,000,000.00
During each quarter thereafter	80% of board approved quarterly bookings target

(b) Minimum Collections. Receive collections, based upon a rolling three-month average and tested as of the last day of each month, of not less than: (i) $2,000,000.00, for each month from November 1, 2007 through March 31, 2008; (ii) $3,500,000.00, for each month from April 1, 2008 through June 30, 2008, and (iii) $4,500,000.00, for each month from July 31, 2008, and thereafter.”

8.	The Loan Agreement shall be amended by inserting the following new Section 8.10 immediately following Section 8.9 thereof entitled “Subordinated Debt”:

“8.10 Growth Capital Loan Agreement. The occurrence of an Event of Default (as defined in the Growth Capital Loan Agreement) under the Growth Capital Loan Agreement.”

9.	The Loan Agreement shall be amended by deleting the following text appearing in the definition of “Eligible Accounts” in Section 13.1 thereof:

“(1) Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue (but only to the extent of such deferred revenue);”

and inserting in lieu thereof the following:

“(1) Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue for maintenance and support (but only to the extent of such deferred revenue);”

10.	The Loan Agreement shall be amended by deleting the following text appearing in the definition of “Permitted Investments” appearing in Section 13.1 thereof:

“(f) Investments of Subsidiaries in Borrower and Investments by Borrower in Subsidiaries, provided that Borrower’s Investments in Subsidiaries shall not exceed the lesser of ($4,500,000 for fiscal year 2007 plus 20% per annum thereafter), or (ii) an amount reasonably necessary to fund current operating expenses of such Subsidiaries (taking into account the income and assets of such Subsidiaries);”

and inserting in lieu thereof the following:

“(f) Investments of Subsidiaries in Borrower and Investments by Borrower in Subsidiaries, provided that Borrower’s Investments in Subsidiaries shall not exceed the lesser of ($4,500,000 for fiscal year 2007, $5,850,000 for fiscal year 2008, plus 20% per annum thereafter), or (ii) an amount reasonably necessary to fund current operating expenses of such Subsidiaries (taking into account the income and assets of such Subsidiaries);”

11.	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

““Maximum Dollar Amount” is $6,500,000.”

““Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.”

““Quick Ratio Test” As used herein, the “Quick Ratio Test” will be deemed to be met if Borrower’s Adjusted Quick Ratio according to its most recent financial statements received by Bank is equal to, or greater than, 1.25 to 1.00. As used herein, “Adjusted Quick Ratio” means the ratio of (A) Borrower’s unrestricted cash and unrestricted Cash Equivalents maintained at Bank, plus the amount of Borrower’s Eligible Accounts, TO (B) the total of Borrower’s current liabilities (including all of the Obligations to Bank, including without limitation (i) potential Obligations (whether or not contingent) in connection with Letters of Credit, FX Forward Contracts, and Cash Management Services, as determined by Bank, and (ii) Term Loan principal payments due in the next twelve months), but not including non-refundable deferred revenue or maintenance deferred revenue.”

““Revolving Line Maturity Date” is the earliest of (a) the first anniversary of the Effective Date or (b) the occurrence of an Event of Default.”

and inserting in lieu thereof the following:

““Maximum Dollar Amount” is $10,000,000.”

““Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, the Growth Capital Loan Agreement or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.”

““Quick Ratio Test” As used herein, the “Quick Ratio Test” will be deemed to be met if Borrower’s Adjusted Quick Ratio according to its most recent financial statements received by Bank is equal to, or greater than, 1.25 to 1.00. As used herein. “Adjusted Quick Ratio” means the ratio of (A) Borrower’s unrestricted cash and unrestricted Cash Equivalents maintained at Bank, plus the amount of Borrower’s Eligible Accounts, TO (B) the total of Borrower’s current liabilities, but not including non-refundable deferred revenue or maintenance deferred revenue.”

““Revolving Line Maturity Date” is the earliest of (a) November 30, 2008, or (b) the occurrence of an Event of Default.”

12.	The Loan Agreement shall be amended by inserting the following definitions, in alphabetical order, in Section 13.1 thereof:

““Bookings” shall mean agreements signed by customers of the Borrower (including, without limitation, the Borrower’s distributors and re-sellers) that will, within 90 days of signing, result in shipment of products and revenues or deferred revenues.”

““Growth Capital Loan Agreement” is that certain Term Loan and Security Agreement between Borrower, Bank, and Gold Hill Venture Lending 03, L.P. dated as of November 30, 2007, as may be amended from time to time.”

““Minimum Monthly Interest” is defined in Section 2.3(h).”

4. FEES. Borrower shall pay to Bank a modification fee equal to Fifty Thousand Dollars ($50,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of January 29, 2007 between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said Intellectual Property Security Agreement, shall remain in full force and effect.

6. RATIFICATION OF REPRESENTATIONS AND WARRANTIES. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Representations and Warranties dated as of January 9, 2007 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Representations and Warranties has not changed, as of the date hereof, except that Borrower has an additional subsidiary, Meru Networks International, Inc., a Delaware corporation.

7. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN 17OCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of California in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE

COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

14. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

MERU NETWORKS, INC.		SILICON VALLEY BANK

By:	/s/ Ihab Abu-Hakima	By:	/s/ Jean Lee

Name:	Ihab Abu-Hakima	Name:	Jean Lee

Title:	CEO	Title:	Relationship Manager

SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of July 31, 2008, by and between SILICON VALLEY BANK, a California corporation with a loan production office located at 3979 Freedom Circle, Suite 600, Santa Clara, California 95054 (“Bank”) and MERU NETWORKS, INC., a Delaware corporation with its chief executive office located at 894 Ross Drive, Sunnyvale, California 94089 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of January 29, 2007, evidenced by, among other documents, a certain Loan and Security Agreement dated as of January 29, 2007, between Borrower and Bank, as amended by that certain First Loan Modification Agreement dated as of November 30, 2007 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defied herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting the following Section 6.9(a) thereof, entitled “Minimum Bookings”:

“(a) Minimum Bookings. As of the last day of each quarter set forth below, achieve Bookings, of not less than the following amounts:

Period	Minimum Bookings
January 1, 2008 through March 31, 2008	$15,000,000.00
April 1, 2008 through June 30, 2008	$17,000,000.00
July 1, 2008 through September 30, 2008	$20,000,000.00
October 1, 2008 through December 31, 2008	$24,000,000.00
During each quarter thereafter	80% of board approved quarterly bookings target”

and inserting in lieu thereof the following:

“(a) Minimum Bookings. As of the last day of each quarter set forth below, achieve Bookings, of not less than the following amounts:

Period	Minimum Bookings
January 1, 2008 through March 31, 2008	$15,000,000.00
April 1, 2008 through June 30, 2008	$11,900,000.00
July 1, 2008 through September 30, 2008	$14,875,000.00
October 1, 2008 through December 31, 2008	$16,150,000.00
During each quarter thereafter	80% of board approved quarterly bookings target”

2.	The Loan Agreement shall be amended by deleting the following Section 6.9(b) thereof, entitled “Minimum Collections”:

“(b) Minimum Collections. Receive collections, based upon a rolling three-month average and tested as of the last day of each month, of not less than: (i) $2,000,000.00, for each month from November 1, 2007 through March 31, 2008; (ii) $3,500,000.00, for each month from April 1, 2008 through June 30, 2008, and (iii) $4,500,000.00, for each month from July 31, 2008, and thereafter.”

and inserting in lieu thereof the following:

“(b) Liquidity. Borrower’s unrestricted cash and Cash Equivalents plus the Availability Amount of at least Five Million Dollars ($5,000,000.00), tested as of the last day of each month.”

3.	Bank hereby agrees that Borrower may deliver its (a) 2006 fiscal year end audited financial statements and (b) 2007 fiscal year end audited financial statements to Bank on or before November 30, 2008.

B.	Waiver

1.	Bank hereby waives Borrower’s existing default under the Loan Agreement by virtue of Borrower’s failure to comply with the financial covenant set forth in Section 6.9(a) thereof (Minimum Bookings) as of the quarter ending March 31, 2008. Bank’s waiver of Borrower’s compliance of said financial covenant shall apply only to the foregoing specific period.

4. FEES. Borrower shall pay to Bank a modification fee equal to Seven Thousand Five Hundred Dollars ($7,500.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of January 29, 2007 between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said Intellectual Property Security Agreement, shall remain in full force and effect.

6. RATIFICATION OF REPRESENTATIONS AND WARRANTIES. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Representations and Warranties dated as of January 9, 2007 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Representations and Warranties has not changed, as of the date hereof, except that Borrower has an additional subsidiary. Meru Networks International, Inc., a Delaware corporation.

7. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

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8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Nu maker will be released by virtue of this Loan Modification Agreement.

12. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of California in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE TI-IE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

14. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

MERU NETWORKS, INC.		SILICON VALLEY BANK

By:	/s/ Brett White	By:	/s/ Jean Lee

Name:	Brett White	Name:	Jean Lee

Title:	CFO	Title:	Relationship Manager

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SILICON VALLEY BANK

INVOICE FOR LOAN CHARGES

BORROWER:	MERU NETWORKS, INC.

LOAN OFFICER:	Ms. Jean Lee

DATE:

Modification Fee	$7,500.00

TOTAL FEES DUE	$7,500.00

Please indicate the method of payment:

{ } A check for the total amount is attached.

{X} Debit DDA              for the total amount.

{ } Loan proceeds

MERU NETWORKS, INC.

By:	/s/ Brett White
Authorized Signer

Silicon Valley Bank (Date)
Account Officer’s Signature

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THIRD LOAN MODIFICATION AGREEMENT

This Third Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of November __, 2008, by and between SILICON VALLEY BANK, a California corporation with a loan production office located at 3979 Freedom Circle, Suite 600, Santa Clara, California 95054 (“Bank”) and MERU NETWORKS, INC., a Delaware corporation with its chief’ executive office located at 1309 S. Mary Avenue, Sunnyvale, California 94087 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of January 29, 2007, evidenced by, among other documents, a certain Loan and Security Agreement dated as of January 29, 2007, between Borrower and Bank, as amended by that certain First Loan Modification Agreement dated as of November 30, 2007 and that certain Second Loan Modification Agreement dated as of July 30, 2008 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents.”

3. DESCRIPTION OF CHANGE IN TERMS

Modifications to Loan Agreement

1.	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

““Revolving Line Maturity Date” is the earliest of (a) November 30, 2008, or (b) the occurrence of an Event of Default.”

and inserting in lieu thereof the following:

““Revolving Line Maturity Date” is the earliest of (a) January 30, 2009, or (b) the occurrence of an Event of Default.”

2.	Bank hereby agrees that Borrower may deliver its (a) 2006 fiscal year end audited financial statements and (b) 2007 fiscal year end audited financial statements to Bank on or before January 30, 2009.

4. FEES. Borrower shall pay to Bank a modification fee equal to Eight Thousand Five Hundred Dollars ($8,500.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents,

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of January 29, 2007 between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said Intellectual Property Security Agreement, shall remain in full force and effect.

6. RATIFICATION OF REPRESENTATIONS AND WARRANTIES. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Representations and Warranties dated as of January 9, 2007 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Representations and Warranties has not changed, as of the date hereof; except that Borrower has an additional subsidiary, Meru Networks International, Inc., a Delaware corporation.

7. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of’ all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of California in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

14. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the State of California as of the date first written above.

BORROWER:		BANK:

MERU NETWORKS, INC.		SILICON VALLEY BANK

By:	/s/ Brett White	By:	/s/ Jean Lee

Name:	Brett White	Name:	Jean Lee

Title:	CFO	Title:	Relationship Manager

56120/1409

1067882.2

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SILICON VALLEY BANK INVOICE FOR LOAN CHARGES

BORROWER:	MERU NETWORKS, INC.

LOAN OFFICER:	Ms. Jean Lee

DATE:	November 28, 2008

Modification Fee	$8,500.00

TOTAL FEES DUE	$8,500.00

Please indicate the method of payment:

{ } A check for the total amount is attached.

{X} Debit DDA              for the total amount.

{ } Loan proceeds

MERU NETWORKS, INC.

By:	/s/ Brett White
Authorized Signer

Silicon Valley Bank (Date)
Account Officer’s Signature

(56120/1409)

1093074.1

5

FOURTH LOAN MODIFICATION AGREEMENT

This Fourth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of February 26, 2009, and is effective as of January 30, 2009, by and between SILICON VALLEY BANK, a California corporation with a loan production office located at 3979 Freedom Circle, Suite 600, Santa Clara, California 94054 (“Bank”) and MERU NETWORKS, INC., a Delaware corporation with its chief executive office located at 1309 S. Mary Avenue, Sunnyvale, California 94087 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of January 29, 2007, evidenced by, among other documents, a certain Loan and Security Agreement dated as of January 29, 2007, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of November 30, 2007, between Borrower and Bank, as further amended by a certain Second Loan Modification Agreement dated as of July 30, 2008, between Borrower and Bank, and as further amended by a certain Third Loan Modification Agreement dated as of November 30, 2008, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting Section 2.3(h) thereof.

2.	The Loan Agreement shall be amended by deleting the following appearing as Section 6.9(a) thereof (entitled “Minimum Bookings”) in its entirety:

“ (a) Minimum Bookings. As of the last day of each quarter set forth below, achieve Bookings, of not less than the following amounts:

Period	Minimum Bookings
January 1, 2008 through March 31, 2008	$15,000,000.00
April 1, 2008 through June 30, 2008	$11,900,000.00
July 1, 2008 through September 30, 2008	$14,875,000.00
October 1, 2008 through December 31, 2008	$16,150,000.00
During each quarter thereafter	80% of board approved quarterly bookings target”

and inserting in lieu thereof the following:

“ (a) Minimum Bookings. As of the last day of each quarter set forth below, achieve Bookings, of not less than the following amounts:

Period	Minimum Bookings
January 1, 2008 through March 31, 2008	$15,000,000.00
April 1, 2008 through June 30, 2008	$11,900,000.00
July 1, 2008 through September 30, 2008	$14,875,000.00
October 1, 2008 through December 31, 2008	$16,150,000.00
January 1, 2009 through March 31, 2009	$10,200,000.00

In addition, (i) Borrower shall provide Bank with updated operating budgets and financial projections in a form acceptable to Bank in its sole discretion on or before March 15, 2009, and (ii) Borrower and Bank shall use best efforts to mutually agree upon a Minimum Bookings covenant for the remainder of Borrower’s fiscal year ending December 31, 2009; provided, however, in the event that Borrower and Bank do not agree in writing to same on or before March 31, 2009, then, notwithstanding anything to the contrary in this Agreement, all Obligations shall be due and payable in full on such date. The foregoing shall not be construed in any way as an agreement on behalf of Bank to extend the Revolving Line Maturity Date. Notwithstanding the foregoing, no provision of this Section 6.9(a) shall constitute an agreement by Bank to extend the Revolving Line Maturity Date.”

3.	The Loan Agreement shall be amended by deleting Section 6.9(b) thereof (entitled “Liquidity”) in its entirety.

4.	The Loan Agreement shall be amended by inserting the following new Section 8.10 immediately following Section 8.9 thereof:

“8.10 2009 Equity Event. The 2009 Equity Event does not occur on or before March 15, 2009.”

5.	The Loan Agreement shall be amended by deleting the following text appearing in the definition of “Eligible Accounts” in Section 13.1 thereof:

“    (1) Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue for maintenance and support (but only to the extent of such deferred revenue).”

and inserting in lieu thereof the following:

“    (1) Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue for maintenance and support (but only to the extent of such deferred revenue and provided further that only fifty percent (50.0%) of such deferred revenue shall be ineligible);”

6.	The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:

“    “Revolving Line Maturity Date” is the earliest of (a) January 30, 2009, or (b) the occurrence of an Event of Default.”

and inserting in lieu thereof the following:

“    “Revolving Line Maturity Date” is the earliest of (a) March 31, 2009, or (b) the occurrence of an Event of Default.”

7.	The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 13.1 thereof:

“    “2009 Effective Date” is February 26, 2009.”

“    “2009 Equity Event” is the receipt of net cash proceeds by Borrower from the closing of an equity round of financing with investors acceptable to Bank in its sole discretion, after the 2009 Effective Date but prior to March 15, 2009, in the amount of at least Six Million Dollars ($6,000,000.00).”

8.	The Compliance Certificate appearing as Exhibit E to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit A hereto.

B.	Acknowledgment of Default; Forbearance by Bank. Borrower acknowledges that it is currently in default under the Loan Agreement by its failure to comply with the financial covenant set forth in Section 6.9(a) thereof (“Minimum Bookings”) for the period from October 1, 2008 through December 31, 2008 (the “Existing Default”). Bank, however, hereby agrees to forbear from exercising its rights and remedies with respect to the Existing Default until the earlier to occur of (i) an Event of Default under the Loan Agreement (other than the Existing Default), or (ii) March 15, 2009. Bank hereby agrees to waive the Existing Default, provided no default other than the Existing Default has occurred or is continuing, upon the occurrence of the 2009 Equity Event. Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section or anywhere in this Loan Modification Agreement shall be deemed or otherwise construed as a waiver by the Bank of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise.

4. FEES. Borrower shall pay to Bank a modification fee equal to Fifty Thousand Dollars ($50,000.00), which fee shall be deemed fully earned as of the date hereof and shall be due and payable upon the earliest of (a) the occurrence of the 2009 Equity Event, (b) March 15, 2009, and (c) the occurrence of an Event of Default. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of January 29, 2007, between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said Intellectual Property Security Agreement, which shall remain in full force and effect.

6. RATIFICATION OF REPRESENTATIONS AND WARRANTIES. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Representations and Warranties dated as of January 9, 2007, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Representations and Warranties has not changed as of the date hereof, except that Borrower has an additional subsidiary, Meru Networks International, Inc., a Delaware corporation.

7. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s Interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the part is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of any Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower event though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of California in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

14. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed under the laws of the State of California as of the date first written above.

BORROWER:		BANK:

MERU NETWORKS, INC.		SILICON VALLEY BANK

By:	/s/ Brett White	By:	/s/ Jean Lee

Name:	Brett White	Name:	Jean Lee

Title:	CFO	Title:	Relationship Manager

FIFTH LOAN MODIFICATION AGREEMENT

This Fifth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of April 27, 2009, and is effective as of March 31, 2009, by and between SILICON VALLEY BANK, a California corporation with loan production office located at 3979 Freedom Circle, Suite 600, Santa Clara, California 95054 (“Bank”) and MERU NETWORKS, INC., a Delaware corporation with its chief executive office located at 1309 S. Mary Avenue, Sunnyvale, California 94087 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated of January 29, 2007, evidenced by, among other documents, a certain Loan and Security Agreement dated as of January 29, 2007, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of November 30, 2007, between Borrower and Bank, as further amended by a certain Second Loan Modification Agreement dated as of July 30, 2008, between Borrower and Bank, as further amended by a certain Third Loan Modification Agreement dated as of November 30, 2008, between Borrower and Bank, and as further amended by a certain Fourth Loan Modification Agreement dated as of February 26, 2009, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations, shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS:

A.	Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.1.3 thereof (entitled “Foreign Exchange Sublimit”):

“FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to $2,000,000 (the “FX Reserve”).”

and inserting in lieu thereof the following:

“FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to $3,500,000 (the “FX Reserve”):

2.	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.1.4 thereof (entitled “Cash Management Services Sublimit”):

“Subject to the Overall Sublimit in Section 2.1.5 below, Borrower may use up to $2,000,000 (the “Cash Management Services Sublimit”) of the Availability Amount for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).”

and inserting in lieu thereof the following:

“Subject to the Overall Sublimit in Section 2.1.5 below, Borrower may use up to $3,500,000 (the “Cash Management Services Sublimit”) of the Availability Amount for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services (collectively, the “Cash Management Service’).”

3.	The Loan Agreement shall be amended by deleting the following appearing in Section 2.1.5 thereof (entitled “Overall Aggregate Sublimit”):

“    2.1.5 Overall Aggregate Sublimit. In no event shall the total amount of (i) outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letters of Credit Reserve), and (ii) the FX Reserve, and (iii) the amount of the Availability Amount utilized for Cash Management Services, at any time exceed $5,000,000 in the aggregate (the “Overall Sublimit”).”

and inserting in lieu thereof the following:

“    2.1.5 Overall Aggregate Sublimit. In no event shall the total amount of (i) outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letters of Credit Reserve), and (ii) the FX Reserve, and (iii) the amount of the Availability Amount utilized for Cash Management Services, at any time exceed $3,500,000 in the aggregate (the “Overall Sublimit”).”

4.	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.3(a)(i) thereof (entitled “Advances”):

“    (i) Advances. Subject to Section 2.3(b), the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the greater of (a) the “Prime Rate” in effect from time to little plus 1.00% per annum and (b) eight and one half of one percent (8.50%); provided that if the Quick Ratio Test is not met, the interest rate applicable to the Obligations shall be a per annum rate equal to the greater of: (a) the “Prime Rate” in effect from time to time plus 2.00% per annum and (b) nine and one half of one percent (9.50%).”

and inserting in lieu thereof the following:

“    (i) Advances. Subject to Section 2.3(b), on and after 2009 Effective Date No. 2, the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to “Prime Rate” in effect from time, plus 1.50% per annum; provided that if the Quick Ratio Test is not met, the interest rate applicable to the Obligations shall be a per annum rate equal to the “Prime Rate” in effect from time to time plus 2.50% per annum.”

5.	The Loan Agreement shall be amended by inserting the following new Section 2.3(h) thereto (entitled “Minimum Monthly Interest”) to appear immediately following the existing Section 2.3(g) thereof (entitled “Payment; Interest Computation; Float Charge”):

“(b) Minimum Monthly Interest. In the event the aggregate amount of interest earned by Bank in any calendar month (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) is less than interest calculated based upon $2,000,000 outstanding under the

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Revolving Line with respect to each month (the “Minimum Monthly Interest”), Borrower shall pay Bank an mount payable on the last day of such month, in an amount equal to the (i) Minimum Monthly Interest minus (ii) the aggregate amount of all interest earned by Bank (exclusive of any unused line fees, or any other fees and charges hereunder) in such month. Notwithstanding the foregoing, no amount shall be due and payable by Borrower pursuant to this Section 2.3(h) during any calendar month in which Bank determines, in its sole discretion, that Borrower has maintained greater than or equal to Four Million Dollars ($4,000,000.00) in unrestricted cash in an operating account with Bank at all times during such calendar month,”

6.	The Loan Agreement shall be amended by deleting the following appearing in Section 6.9(a) (entitled “Minimum Bookings”) in its entirely:

“    (a) Minimum Bookings. As of the last day of each quarter set forth below, achieve Bookings, of not less than the following amounts.

Period	Minimum Bookings
January 1, 2008 through March 31,2008	$15,000,000.00
April 1, 2008 through June 30, 2008	$11,900,000.00
July 1, 2008 through September 30, 2008	$14,875,000.00
October 1 2008 through December 31, 2008	$16,150,000.00
January 1, 2009 through March 31, 2009	$10,200,000.00

In addition, (i) Borrower shall provide Bank with updated operating budgets and financial projections in form acceptable to Bank in its sole discretion on or before March 15, 2009, and (ii) Borrower and Bank shall use best efforts to mutually agree upon a Minimum Bookings covenant for the remainder of Borrower’s fiscal year ending December 31, 2009; provided, however, in the even that Borrower and Bank do not agree in writing to same on or before March 31, 2009, then, notwithstanding anything to the contrary in this Agreement, all Obligations shall be due and payable in full on such date. The foregoing shall not be construed in any way as an agreement on behalf of Bank to extend the Revolving Line Maturity Date. Notwithstanding the foregoing, no provision of this Section 6.9(a) shall constitute an agreement by Bank to extend the Revolving Line Maturity Date.”

and inserting in lieu thereof the following:

“    (a) Minimum Bookings. As of the last day of each quarter set forth below, achieve Bookings, of not less than the following amounts.

Period	Minimum Bookings
January 1, 2008 through March 31,2008	$15,000,000,00
April 1, 2008 through June 30, 2008	$11,900,000 00
July 1, 2008 through September 30, 2008	$14,875,000.00
October 1 2008 through December 31, 2008	$16,150,000.00
January 1, 2009 through March 31, 2009	$10,200,000.00
April 1, 2009 through June 30, 2009	$10,400,000.00
July 1, 2009 through September 30, 2009	$12,000,000.00
October 1 2009 through December 31, 2009	$13,600,000.00

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In addition, (i) Borrower shall provide Bank with updated operating budgets and financial projections in form acceptable to Bank in its sole discretion on or before January 31, 2010, and (ii) Borrower and Bank shall use best efforts to mutually agree in good faith upon a Minimum Bookings covenant for Borrower’s fiscal quarter ending March 31, 2010; provided, however, in the even that Borrower and Bank do not agree in writing to same for any reason, in each of their sole and absolute discretion, on or before January 31, 2010, then, notwithstanding anything to the contrary in this Agreement, all Obligations shall be due and payable in full on such date. The foregoing shall not be construed in any way as an agreement on behalf of Bank to extend the Revolving Line Maturity Date. Notwithstanding the foregoing, no provision of this Section 6.9(a) shall constitute an agreement by Bank to extend the Revolving Line Maturity Date.”

7.	The Loan Agreement shall be amended by inserting the following new Section 6.9(b) thereto (entitled “Adjusted Quick Ratio”) to appear immediately following the existing Section 6.9(a) thereof (entitled “Minimum Bookings”):

“    (b) Adjusted Quick Ratio. Commencing with the month ended March 31, 2009, an Adjusted Quick Ratio of at least 0.70:1.00.”

8.	The Loan Agreement shall be amended by inserting the following new definition to appear alphabetically in Section 13.1 thereof:

“    “2009 Effective Date No. 2” is March 31, 2009.”

9.	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“    “Adjusted Quick Ratio” is defined in the definition of “Quick Ratio Test” below.”

“    “Maximum Dollar Amount” is $10,000,000.”

“    “Quick Ratio Test” As used herein, the “Quick Ratio Test” will be deemed to be met if Borrower’s Adjusted Quick Ratio according to its most recent financial statements received by Bank is equal to, .or greater than, 1.25 to 1.00. As used herein, “Adjusted Quick Ratio” means the ratio of (A) Borrower’s unrestricted cash and unrestricted Cash Equivalents maintained at Bank, plus the amount of Borrower’s Eligible Accounts, TO (B) the total of Borrower’s current liabilities, but not including non-refundable deferred revenue or maintenance deferred revenue.”

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“    “Revolving Line Maturity Date” is the earliest of (a) March 31, 2009, or (b) the occurrence of an Event of Default.”

and inserting in lieu thereof the following:

“    “Adjusted Quick Ratio” means the ratio of (A) Borrower’s unrestricted cash and unrestricted Cash Equivalents maintained at Bank, plus the amount of Borrower’s billed accounts receivable, TO (B) the total of Borrower’s current liabilities, but not including non-refundable deferred revenue or maintenance deferred revenue.”

“    “Maximum Dollar Amount” is $7,000,000.”

“    “Quick Ratio Test” As used herein, the “Quick Ratio Test” will be deemed to be met if Borrower’s Adjusted Quick Ratio according to its most recent financial statements received by Bank is equal to, or greater than 1.25 to 1.00.”

“    “Revolving Line Maturity Date” is the earliest of (a) March 30, 2010, or (b) the occurrence of an Event of Default.”

10.	The Compliance Certificate appearing as Exhibit E to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit A hereto.

4. FEES. Borrower shall pay to Bank a commitment fee equal to Fifty Nine Thousand Five Hundred Dollars ($59,500.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expense’s incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of January 29, 2007 between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement contains an accurate and complete listing of Intellectual Property Collateral as defined in said intellectual Property Security Agreement, which shall remain in full force and effect.

6. RATIFICATION OF REPRESENTATIONS AND WARRANTIES. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Representations and Warranties dated as of January 9, 2007 between Borrower and Bank and acknowledges, confirms and agrees the disclosures and information above however provided to Bank in the Representations and Warranties has not changed, as of the date hereof, except that Borrower has an additional subsidiary, Meru Networks International, Inc., a Delaware corporation.

7. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems .appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral by either Borrower or any other Peron, shall be deemed to violate the rights of Bank under the Code.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms and reaffirms all terms and conditions of all security or other collateral granted to Bank and confirms that. the indebtedness secured thereby includes, without limitation, the Obligations.

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10. NO DEFENSES OF BORROWER. Burrower hereby acknowledges and agrees that Borrower has no offsets. defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this, Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OR SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAVED.

13. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the Stale of California in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

14. CONFIDENTIALITY. Bank may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of the Loan Agreement.

15. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed under the laws of the State of California as of the date first written above.

BORROWER:		BANK:

MERU NETWORKS, INC.		SILICON VALLEY BANK

By:	/s/ Brett White	By:	/s/ Jean Lee

Name:	Brett White	Name:	Jean Lee

Title:	CFO	Title:	Relationship Manager

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